Exhibit 4.1

AMENDMENT NO. 3 TO PROMISSORY NOTE

THIS AMENDMENT NO. 3 TO PROMISSORY NOTE (this “Amendment”), dated as of November 20, 2025, is entered into by and between Brownie’s Marine Group, Inc., a Florida corporation (“Borrower” or “Company”), and Charles F. Hyatt, a member of the Company’s board of directors (the “Lender”). The Borrower and the Lender may be referred to herein individually as a “Party” and jointly as the “Parties.”

W I T N E S S E T H:

WHEREAS, on November 7, 2023, the Borrower issued a promissory note to the Lender in the principal amount of $150,000 (the “Note”), with a maturity date of May 7, 2024, to evidence a loan the Lender made to the Borrower on that date and in that amount; and

WHEREAS, on November 13, 2024, the Borrower and the Lender entered into an amendment to the Note, to extend the Note’s maturity date from May 7, 2024 to May 7, 2025; and

WHEREAS, on June 4, 2025, the Borrower and the Lender entered into an amendment to the Note, to extend the Note’s maturity date from May 7, 2025 to November 7, 2025; and

WHEREAS, the Parties desire to amend certain terms of the Note, as set forth below.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties agrees with the other as follows:

1. Capitalized Terms. Unless otherwise defined herein, all terms and conditions used in this Amendment shall have the meanings assigned to such terms in the Note.

2. Amendments to Note.

(a)	Section 2 of the Note is hereby deleted in its entirely and replaced with the following:

“2. Security; Payments. This Note shall be secured by ERC reimbursement funds. Interest payments on this Note shall be due and payable on a monthly basis in the amounts and dates set forth on the Payment Schedule attached to this Note (the “Payment Schedule”). This Note shall be payable in one (1) final balloon payment of all unpaid principal and accrued but unpaid interest on May 7, 2026 (the “Maturity Date”). The time period from the date of this Note through and including the satisfaction of all obligations under this Note is hereinafter referred to as the “Loan Term”. All payments against this Note shall be payable without setoff, deduction or demand and shall be made in lawful money of the United States of America at the Lender’s principal place of business, or at such other place as Lender may from time to time designate in writing.”

(b)	The Payment Schedule attached to the Note is hereby deleted in its entirety and replaced with Annex A attached hereto.

3. Full Force and Effect. Except as herein amended, the Note shall remain in full force and effect. Upon the effectiveness of this Amendment, each reference in the Note to “this Note,” “hereunder,” “herein” or words of like import shall mean and be a reference to the Note, as amended by this Amendment.

4. Further Assurances. Each Party hereto, without additional consideration, shall cooperate, shall take such further action and shall execute and deliver such further documents as may be reasonably requested by the other Party hereto in order to carry out the provisions and purposes of this Amendment.

5. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Amendment by one Party to the other may be made by physical or electronic transmission to the applicable address and email address set forth in the Note.

6. Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

7. Governing Law. The substantive laws of the applicable state, as well as terms regarding forum and jurisdiction, as originally provided in the Note shall govern the construction of this Amendment and the rights and remedies of the parties hereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

BORROWER:

BROWNIE’S MARINE GROUP, INC.

By:
Name:	Robert Carmichael
Title:	Chief Executive Officer

LENDER:

Charles F. Hyatt

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Annex A

PAYMENT SCHEDULE

Summary
Principal borrowed:	$150,000.00
Final Balloon Payment:	$151,237.50
Interest-only payment:	$1,237.50
*Total Repaid:	$179,700.00
*Total Interest Paid:	$29,700.00
Total Payments:	24
Annual interest rate:	9.9%
Payment Schedule
Date	Amount
12/7/2023	$1,237.50
1/7/2024	$1,237.50
2/7/2024	$1,237.50
3/7/2024	$1,237.50
4/7/2024	$1,237.50
5/7/2024	$1,237.50
6/7/2024	$1,237.50
7/7/2024	$1,237.50
8/7/2024	$1,237.50
9/7/2024	$1,237.50
10/7/2024	$1,237.50
11/7/2024	$1,237.50
12/7/2024	$1,237.50
1/7/2025	$1,237.50
2/7/2025	$1,237.50
3/7/2025	$1,237.50
4/7/2025	$1,237.50
5/7/2025	$1,237.50
6/7/2025	$1,237.50
7/7/2025	$1,237.50
8/7/2025	$1,237.50
9/7/2025	$1,237.50
10/7/2025	$1,237.50
11/7/2025	$151,237.50

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